MERRILL LYNCH DRAGON FUND, INC.

FILE # 811-6581

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	AMOUNT PURCHASED	ISSUE SIZE	MEMBER OF UNDERWRITING SYNDICATE FROM WHOM FUND PURCHASED
02/23/01	CNOOC Limited	$2,359,280.	$25,293,360,400.	CSFB
05/29/01	Digital China Holdings	$915,292.	$116,828,190.76	Goldman
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